Exhibit 99.1

Scholastic Names Sasha Quinton President, Book Fairs

Quinton to Oversee Scholastic Book Fairs U.S. Business and Operations; Alan Boyko, Current President of Book Fairs, to Retire after Distinguished 31-Year Career at Scholastic

December 18, 2019 – New York, NY – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced Sasha Quinton has been named Executive Vice President, Scholastic Corporation, and President, Scholastic Book Fairs effective January 1, 2020. She will oversee the Scholastic Book Fairs business and operations in the U.S., succeeding Alan Boyko who served as president for 14 years and announced his retirement earlier this year. Ms. Quinton will report directly to Chief Executive Officer Richard Robinson.

“Sasha is a proven leader with an impressive track record in the publishing industry who shares our Scholastic commitment to literacy as the pathway for children to grow and learn,” said Mr. Robinson. “We believe her instinct for finding and marketing books that captivate young readers, deep expertise in retail and merchandising, and proven operational acumen make her the ideal candidate to lead Scholastic Book Fairs. The market for book distribution continues to change in ways we believe will be extraordinarily favorable for this business, helping Scholastic maintain its position as the world’s largest publisher and distributor of children’s books.”

Ms. Quinton began her career in product development with Books are Fun in 2002 and in the ensuing 17 years has developed a reputation as a publishing industry thought leader. She spent nine years at ReaderLink Distribution Services where she held leadership roles in product development, sales and marketing, culminating in her role as SVP, Marketing and Procurement in which she oversaw all marketing functions for the nation’s leading trade book distributor. Most recently, she has served as VP and GMM, Bookstore, at Barnes and Noble, Inc., the largest retail bookseller in the U.S.

Ms. Quinton holds a Bachelor of Arts from Amherst College as well as a Six Sigma Green Belt Certificate in quality management, and is a Board Member for Bernie’s Book Bank, the leading provider of quality books to at-risk children in the Chicago area.

The Scholastic Book Fairs organization has provided students, teachers, and parents with access to affordable books and educational products for nearly four decades. The undisputed leader in its category, Scholastic Book Fairs distributes many millions of books to children and their families each year, while providing schools with more than $150 million dollars in cash and free books. With a workforce of more than 3,000 employees in 58 regional distribution centers, Scholastic Book Fairs delivers approximately 120,000 fairs in 60,000 schools annually.

About Scholastic:

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes quality books and e-books, print and technology-based learning programs for pre-K to grade 12 and other products and services that support children’s learning and literacy both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail and online. True to its mission of 99 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Contact:

Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com